Exhibit 10.1

Binding Term Sheet

This Binding Term Sheet (the “Term Sheet”) constitutes a commitment by the Parties hereto to negotiate in good faith and to enter into one or more definitive agreements as set forth herein. The terms and conditions of the potential transaction described below are not limited to those set forth herein. Matters that are not covered by the provisions hereof are subject to the approval and mutual agreement of the parties.

Effective Date:	February 19, 2021

Parties:	Motorsport Games Inc. (“MSG”) and Black Delta Holdings Pty Ltd ACN 600 510 325, Black Delta Trading Pty Ltd ACN 603 227 587, and Black Delta IP Pty Ltd ACN 600 510 469 (collectively, “Black Delta”)

Transaction:

MSG desires to purchase from Black Delta all assets related to the KartKraft Game, (the “Target Assets”) subject to the payment of the Purchase Price (defined below) and the execution of Definitive Documents (defined below), and Black Delta desires to sell the Target Assets for such Purchase Price and in accordance with the terms of Definitive Documents (the “Transaction”). The Parties intend to close this transaction on or before March 1, 2021 or such other date as mutually agreed by the parties in writing.

Definitive Documents:

The Transaction will be subject to negotiation of definitive documentation customary for a transaction of this nature (“Definitive Documents”), including but not limited to an Asset Purchase Agreement and an Employment Agreement for Zachary Griffin. The Definitive Documents will contain representations, warranties and covenants that are customary for transactions of this nature. The Definitive Documents will require that the consummation of the Transaction will be subject to the satisfaction of various conditions required prior to closing as are customary for transactions like the Transaction.

I.	Purchase Price:

a.	MSG to purchase the Target Assets from Black Delta for a total purchase price of US$1,000,000 (exclusive of GST) (the “Purchase Price”).
b.	It is assumed that the Target Assets will be purchased on a cash and debt free basis at the closing.
c.	Purchase Price will be payable in two (2) installments, as follows:

i.	$750,000 at the closing;
ii.	$250,000 on the six-month anniversary of closing (“Deferred Payment”).

d.

The Deferred Payment will be secured by a corporate guarantee on terms customary for transactions of this nature, issued by MSG in favor of Black Delta, from the date of closing until the Deferred Payment has been made.

II.	Conditions to Executing Definitive Documents and Closing: Execution of Definitive Documents relating to the Transaction is subject to certain conditions precedent including: (i) the satisfaction of MSG, in its sole discretion, of a due diligence investigation into the Target Assets, limited to technical, intellectual property, income and expense verification, and legal due diligence; (ii) the approval of MSG’s Board of Directors; and (iii) satisfaction of customary conditions to closing, including without limitation receipt of necessary government or third-party approvals. Additionally, the Definitive Documents shall be negotiated and include customary representations and warranties for a transaction of this nature and specifically regarding the ownership, free of all encumbrances, of the copyrights and other applicable rights in and to, or otherwise associated with the Target Assets and other intellectual property owned by Black Delta related to the Target Assets. Additionally, Black Delta agrees that the Target Assets will be sold and transferred free of any liens or other encumbrances.

III.	Governing Law: This Term Sheet shall be governed by the laws of the State of Florida, without regard to the conflicts of law principles thereof. The Definitive Documents shall be governed by the laws of Victoria, Australia, without regard to the conflicts of law principles thereof.

IV.	Confidentiality: Except as set forth in the letter agreement, dated on the date hereof, among the parties hereto, this Term Sheet, and the existence hereof, shall remain confidential and shall not be disclosed by either party to any third party except for the purpose of seeking legal or financial advice. Notwithstanding the foregoing, a party may issue a media release announcing the broad outline of the Transaction if: (i) that party has submitted the proposed wording of the media release to the other party for its approval; and (ii) the other party has approved in writing the content of that media release.

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V.	Expenses: Each of the Parties will be responsible for its own fees, costs and expenses (including any fees and expenses of their legal or accounting representatives, bankers or brokers) incurred in connection with this Term Sheet, the discussions, the Definitive Documents or otherwise the proposed Transaction.

VI.	Exclusivity: On and from the date of execution of this Binding Term Sheet, until the execution of the Definitive Documents or the Drop Dead Date (defined below) whichever occurs earlier, Black Delta agrees to enter an “Exclusivity Period” with respect to the Target Assets. The Exclusivity Period shall continue through such date that the Definitive Documents are executed and the transaction contemplated in this Term Sheet and the Definitive Documents is considered closed. During this period Black Delta shall not, and shall cause each of its directors, officers, employees, stockholders, affiliates, agents, advisors and other representatives not to, directly or indirectly, solicit, initiate, or encourage the submission of, or respond to, any expression of interest, inquiry, proposal or offer from any person or entity relating to the acquisition of any material part of the Target Assets or the liquidation, recapitalization, reorganization, or any similar transaction involving the Target Assets (including any acquisition or disposition of equity interest in any entity comprising Black Delta, merger, joint ventures, exclusive license or similar transaction involving the Target Assets), except as approved by MSG in writing in advance. Black Delta agrees to notify MSG promptly if any person or entity makes any proposal, offer, inquiry, or contact with respect to any of the foregoing, and the details of such proposal, offer, inquiry or contact including the identity of the potential buyer and/or investor and terms of such proposal.

VII.	Binding Agreement: The Parties hereto acknowledge the binding nature of this Term Sheet and agree to be bound by the obligations set forth herein from the Effective Date. This Term Sheet, including but not limited to the obligations of confidentiality and exclusivity, shall remain in effect until March 19, 2021 (the “Drop Dead Date”). If the Definitive Documents have not been executed by the Drop Dead Date, then this Term Sheet shall be considered void and the Parties shall each be released of their obligations set forth herein. Notwithstanding the foregoing, the Parties may extend the Drop Date at any time by mutual agreement in writing.

Signed:

/s/ Zachary Nicholas Griffin
Name:	Zachary Nicholas Griffin
Capacity: As director for Black Delta Holdings Pty Ltd, Black Delta IP Pty Ltd & Black Delta Trading Pty Ltd
Date: 19 February 2021

/s/ Tigran Aganesov
Name:	Tigran Aganesov
Capacity: As director for Black Delta Holdings Pty Ltd, Black Delta IP Pty Ltd & Black Delta Trading Pty Ltd
Date: 19 February 2021

Motorsport Games Inc.

/s/ Dmitry Kozko
Title:	CEO
Name:	Dmitry Kozko
Date: 19 February 2021

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